Schedule of Collateral, Notes, Security Interests, and Ownership Interests
March 1, 2008

This Schedule of Collateral, Notes, Security Interests, and Ownership Interests is created and executed pursuant to the terms of the Agreement Regarding Loans ("ARL") and the March 2008 Amended and Restated Security Agreement (the "ARSA") entered into by and between Nevada Gold & Casinos, Inc., as Maker ("NGC"), and Louise H. Rogers as the Holder and Secured Party ("Rogers") effective as of March 1, 2008. This Schedule is dated below and is deemed to amend and replace any existing schedules of collateral between the parties. This Schedule sets forth property of NGC in which it has granted, and by this Schedule does grant, to Rogers a security interest according to the terms of the ARSA and, further, that property which NGC has caused, or procured, a third party to grant a security interest to Rogers pursuant to a Commercial Pledge Agreement as additional collateral all to secure the payment of the ARL together with all Notes, Guarantees, and other security instruments executed under the ARL. For property that is held or owned by a person or entity other than NGC, that party is identified by the term "DEBTOR." All of the terms and conditions of the ARSA are incorporated in this Schedule by reference for all purposes as though fully set forth at length. NGC and DEBTOR authorize Rogers to file, in paper, or by electronic means, all UCC-1s and other appropriate forms to give notice of and to perfect the security interests represented in this Schedule in any and every jurisdiction in which Rogers deems it appropriate to file.

Column headings in the Schedule below have the following meanings:

Party – entries in this column: "NGC" – denotes that Nevada Gold & Casinos, Inc., as Maker, is granting a security interest in the collateral described pursuant to the ARSA: "DEBTOR" – denotes that a third party entity or person is granting a security interest in the described collateral pursuant to the terms of a Guaranty and a Commercial Pledge Agreement both executed pursuant to the terms of the ARSA.

Description of Collateral – entries in this column describe the property that is being pledged as security by the "Party."

Type of Interest Pledged – entries in this column denote the nature of the property being pledged.

Required Consents – entries in this column denote the waiver or consents required of a third party whose ownership interest have been pledged and described under Description of Collateral that must be obtained by NGC for the benefit of Rogers in order to comply with the requirements of the ARSA for the creation of effective and enforceable security interests in the collateral. If this requirement does not appear in this Schedule, then Rogers shall be deemed to have accepted the collateral as represented in this Schedule as sufficient without further waivers until and unless Rogers subsequently demands additional waivers or consents pursuant to the provisions of the ARSA.

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Party	Description of Collateral	Type of Interest Pledged	Required Consents
NGC	100% interest in Gold River, L.L.C. (a/k/a "Nevada Gold River, L.L.C." in California only)	LLC Membership	
NGC	100% interest in Nevada Gold BVR, L.L.C.	LLC Membership	See F.N. 1
NGC	100% interest in Black Hawk Gold, Ltd.	Common Stock	
NGC	100% interest in CGC Holdings, L.L.C.	LLC Membership	See F.N. 2
NGC and DEBTOR	100% interest in Colorado Grande Enterprises, Inc.	Common Stock	See F.N. 2
NGC	100% interest in Nevada Gold NY, Inc.	Common Stock	
NGC	100% interest in Gold Mountain Development, L.L.C.	LLC Membership	
NGC	100% interest in Goldfield Resources, Inc.	Common Stock	
NGC	56% interest in Restaurant Connections International, Inc.	Common Stock	
NGC	100% interest in Nevada Gold Vicksburg, L.L.C.	LLC Membership	See F.N. 3
NGC	100% interest in the funds held in NGC's Projects Fund as defined in the ARL and the ARSA	Cash and bank account	See F.N. 4
NGC	American Heritage, Inc., and Fredrick C. Gillman settlement dated March 26, 2008 **(save and except the payments scheduled in the Agreement to be made to NGC and/or Debtor in May 2008)**	Contractual right to payments	
NGC and DEBTOR	Promissory Note in the face amount of $1,100,000.00 dated June 14, 2007, from Oneida Entertainment, L.L.C., to NGC and Nevada Gold NY, Inc. **(save and except the payment scheduled to be made to NGC and/or Debtor in June 2008)**	Payee's interest	
NGC and DEBTOR	Promissory Note in the face amount of $1,100,000.00 dated June 14, 2007, from Southern Tier Acquisition II, L.L.C., to NGC and Nevada Gold NY, Inc. **(save and except the payment scheduled to be made to NGC and/or Debtor in June 2008)**	Payee's interest	
DEBTOR	Promissory Note in the face amount of $14,810,200 from Buena Vista Development Company, L.L.C. to Nevada Gold BVR, L.L.C., dated May 4, 2005	Payee's interest	
DEBTOR	Promissory Note in the face amount of $1,500,000.00 from La Jolla Band of Luiseno Mission Indians to Gold River, L.L.C., together with Security Agreement securing the note payable to Gold River, L.L.C., both dated March 26, 2005	Payee and Secured Party's interest	
NGC	Promissory Note in the face amount of $900,000.00 from Big City Capital, L.L.C., dated to be effective April 30, 2006, together with Guarantee of Billy Bob Barnett to NGC, dated September 1, 2006	Payee's interest	
NGC	Promissory Note in the face amount of $2,300,000 from Big City Capital, L.L.C., to NGC, dated to be effective April 30, 2006	Payee's interest	

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NGC and DEBTOR	Deed of trust for all real property owned by Gold Mountain Development, L.L.C., and/or assignment of the proceeds of any sale of the GMD real property	Deed of trust in real property, NGC's and DEBTOR's interest in the proceeds from any sale of the real property	

F.N. 1: Any transfer of the Membership Interest of Nevada Gold in Nevada Gold BVR, L.L.C., through foreclosure or otherwise, will require the approval of the Buena Vista Development Company, L.L.C., and the Buena Vista Tribe of Me-wuk Indians and will subject the transferee to the jurisdiction of the gaming authorities of the Buena Vista Tribe and the State of California, and the transferee will be required to obtain gaming licenses from these authorities. The ownership of the Membership Interest is subject to the Operating Agreement of Buena Vista Development Company, L.L.C., as amended.

F.N. 2: The pledge of the ownership interest in CGC Holdings, L.L.C., and Colorado Grande Enterprises, Inc., subjects Rogers to the jurisdiction of the gaming authorities of the State of Colorado and Rogers may be required to submit background information to these gaming authorities for purposes of determining her suitability for ownership. Any transfer of the ownership interest in CGC Holdings, L.L.C., or Colorado Grande Enterprises, Inc., will subject the transferee to the jurisdiction of the gaming authorities of the State of Colorado, and the transferee may be required to obtain gaming licenses from these authorities.

F.N. 3: Any transfer of the Membership Interest of Nevada Gold Vicksburg, L.L.C., through foreclosure or otherwise, will subject the transferee to the jurisdiction of the gaming authorities of the State of Mississippi, and the transferee may be required to obtain gaming licenses or suitability findings from these authorities.

F.N. 4: Subject to NGC's right to use those funds pursuant to the terms of the ARL and the ARSA.

Executed this 10th day of June, 2008.

Maker:

NEVADA GOLD & CASINOS, INC.

By: [signature]
ROBERT B. STURGES, Chief Executive Officer

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